Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made this 29th day of September, 2022 (the "Effective Date"), by and between Limbach company llc, a Delaware limited liability company with an address of 926 Featherstone Street, Pontiac, Michigan 48342 ("Seller"), and ROYAL OAK ACQUISITIONS LLC, a New York limited liability company with an address of 600 East Avenue, Suite 200, Rochester, New York 14607 ("Buyer").

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of certain real property and improvements located at 926 Featherstone Street in the City of Pontiac, County of Oakland and State of Michigan, further identified as tax parcel identification numbers 14-27-126-014 and 14-27-126-015 and comprised of approximately 6.31+/- acres, together with all rights and appurtenances pertaining thereto (collectively referred to herein as the "Premises"), which Premises is more fully described in Schedule "A" attached hereto and made a part hereof;

WHEREAS, Seller desires to sell and Buyer desires to purchase, all of Seller’s right, title and interest in and to the Premises; and

WHEREAS, Seller and Buyer desire to enter into the Lease at the Closing (as such terms are defined below).

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties hereto, the parties, intending to be legally bound hereby, agree as follows:

1.            Sale.

1.1            Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the Premises upon the terms and subject to the conditions of this Agreement.

1.2            The Premises shall include all of the right, title and interest, if any, of Seller in and to the following:

1.2.1            All buildings, improvements and structures located on the Premises, including, without limitation, that certain building containing approximately 74,843 square feet (collectively referred to herein as the “Building”);

1.2.2            All machinery, fixtures and equipment used in connection with the operation of the Premises or permanently affixed to the Building or the Premises, including, without limitation, any emergency generators located at the Premises (collectively, the “Personal Property”), but such Personal Property expressly excludes (i) any removable personal property, inventory, products, furniture, trade fixtures and equipment used in connection with the business operations of Seller and its affiliates, including without limitation the items set forth on Schedule "1.2.2" attached hereto and made a part hereof (collectively, “Trade Fixtures”) as such Trade Fixtures are not included in the sale of the Premises;

1.2.3            All strips and gores of land adjoining or abutting the Premises, if any;

1.2.4            All right of Seller, if any, in and to land lying in the bed of any street, road, avenue or alley, opened or proposed, in front of, running through or adjoining the Premises;

1.2.5            All easements, privileges or rights-of-way over, contiguous or adjoining the Premises, and all other rights belonging to and accruing to the benefit of the Premises or the fee owner thereof;

1.2.6            All appurtenances and hereditaments belonging or in any way appertaining to the Premises;

1.2.7            All mineral, oil and/or gas rights or other minerals and subsurface assets;

1.2.8            To the extent they may be transferred under applicable law, all licenses, permits, approvals and authorizations required for the use and operation of all or any portion of the Building and the Premises;

1.2.9            All of Seller’s rights and interests under any warranties or guaranties relating to the roof and/or the HVAC system; and

1.2.10            All awards made or to be made in lieu of any interest referred to in the foregoing subsections.

2.            Purchase Price.

2.1            Buyer shall pay Seller as the total price for the Premises an amount equal to FIVE MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($5,400,000.00) (the “Purchase Price”) to be paid as follows:

2.1.1            ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) (the "Deposit") by wire transfer or check shall be paid within five (5) days after the Effective Date, which deposit shall be held in escrow by Chicago Title Insurance Company, 755 E. Mulberry Avenue, Suite 125, San Antonio, Texas 78212, Attention: Val Juve (the "Escrow Agent" or the “Title Company”), in accordance with the terms hereof.

2.1.2            The Deposit shall be held in escrow and disbursed in accordance with the terms of this Agreement. Escrow Agent shall hold the Deposit in a non-interest bearing account until the Closing (as defined herein) or sooner termination of this Agreement. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. Thereafter, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a court of competent jurisdiction in the county where the Premises is located. Escrow Agent shall give written notice of such deposit with the clerk of court to the parties. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered as a result of Escrow Agent’s negligence. The parties jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions involving negligence on the part of Escrow Agent. Escrow Agent has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.

2.1.3            The balance of the Purchase Price (subject to the prorations, charges, credits and other terms set forth in this Agreement) shall be paid at Closing by wire transfer of immediately available federal funds to an account specified by Seller.

3.            Documents Provided by Seller. Prior to the Effective Date, Seller has delivered to Buyer, and Buyer has received, true, complete and accurate copies of those documents set forth on Schedule “D” attached hereto (collectively, the “Delivery Items”), which Delivery Items have been made available to Buyer in the electronic data room hosted by Real Capital Markets on behalf of the Broker (as defined below). Buyer acknowledges and understands that some or all of the Delivery Items have been prepared by parties other than Seller, that Seller’s internal reports and studies were not prepared for use in this transaction, and except as otherwise set forth in this Agreement, that Seller makes no representation or warranty whatsoever, express or implied, as to the content or accuracy of the Delivery Items.

4.            Contingency.

4.1            Buyer has undertaken prior to the Effective Date, and intends to continue to undertake following the Effective Date, at Buyer's cost and expense, a review and examination of all aspects of the Premises, Seller and Limbach Facility Services LLC, a Delaware limited liability company (“Guarantor”), including, without limitation, (i) the physical condition, state of repair and environmental condition of the Premises; (ii) the terms and conditions of all contracts, agreements, warranties, and other rights relating to the condition, operation, maintenance or use of the Premises; (iii) the financial condition of Seller and Guarantor via publicly available financial information; and (iv) such other matters relating to the Premises, Seller or Guarantor as Buyer deems appropriate. Buyer shall be permitted to conduct such tests, inspections, appraisals and examinations of the Premises as Buyer deems reasonably necessary, including without limitation, inspections of the utility and sewer infrastructure servicing the Premises and/or being available to the Premises, environmental studies and assessments, wetland studies, engineering tests, provided, however any test borings, percolation and other soil tests and groundwater tests for hydrocarbons, Hazardous Substances, toxic pollutants and other contaminants shall be subject to Seller’s prior written consent, which shall not be unreasonably withheld so long as a Phase I environmental site assessment recommends a Phase II environmental site assessment. Seller shall facilitate a facility tour and meeting between Buyer and certain members of the senior management of Seller promptly after the Effective Date. Subject to the terms and conditions of this Agreement, Buyer shall have the right, upon reasonable prior notice to Seller, at all reasonable times to enter onto the Premises in order to inspect the Premises and to conduct such tests, inspections, investigations, surveys and similar due diligence activities as Buyer deems appropriate. Seller agrees to reasonably cooperate with any such investigations, inspections or studies made by or at Buyer’s direction. If Buyer is dissatisfied with its review and examination for any reason in its sole discretion, Buyer shall have the right to terminate this Agreement by giving written notice of termination to Seller at any time on or before the date which is five (5) business days after the Effective Date (such 5 business day period being hereafter referred to as the "Review Period"). Upon the giving of such notice, this Agreement shall terminate, the Deposit shall be returned to Buyer within three (3) Business Days, and all rights, obligations and liabilities of the parties hereunder shall be released and discharged except for those matters which, by their terms, survive the termination of this Agreement.

4.2            Buyer shall promptly restore the Premises to substantially the same condition if materially damaged due to the tests and inspections performed by Buyer (whether prior to or after the Effective Date), free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests performed by Buyer (whether prior to or after the Effective Date). Upon request of Seller, Buyer must deliver, or cause its agents or representatives to deliver, a certificate of insurance to Seller evidencing that Buyer or its contractors, agents and representatives, as applicable, have in place commercial general liability insurance with limits of at least One Million and 00/100 Dollars ($1,000,000) per occurrence and Two Million and 00/100 Dollars ($2,000,000) in the aggregate for bodily injury or death and property damage insurance and personal injury with respect to Buyer’s obligations hereunder and Seller shall be named as an additional insured under such insurance coverages. Except to the extent caused by (i) an existing condition at the Premises merely discovered (and not exacerbated) by Buyer and/or its employees, consultants, agents, representatives or contractors or (ii) the negligence or willful misconduct of Seller, or their respective agents or representatives, Buyer shall indemnify, defend (using counsel reasonably acceptable to Seller) and hold harmless Seller from and against any and all personal injury and property damage, liens, claims, damages, expenses (including reasonable attorneys’ fees) or losses to the extent caused by the actions or omissions upon the Premises by Buyer or its employees, agents, or contractors under this Section 4, whether prior to or after the Effective Date. Notwithstanding the foregoing, Buyer shall have no liability or obligation to Seller for costs, expenses or liabilities incurred by Seller as the result of Buyer’s mere discovery of conditions at the Premises so long as Buyer and/or its employees, consultants, agents, representatives or contractors do not exacerbate any such pre-existing condition. The foregoing indemnification obligation contained in this Section 4.2 shall survive the termination of this Agreement.

5.            Seller’s Covenants.

5.1               Seller hereby covenants and agrees as follows:

5.1.1            From the Effective Date until the Closing Date, Seller shall not take any of the following actions without the prior express written consent of Buyer: (i) make or permit to be made (except in the ordinary course of Seller’s business and in compliance with the intent expressed by the provisions of the Lease) any material alterations to or upon the Premises; (ii) enter into any agreements (except as necessary to facilitate the ordinary operations of Seller’s business), leases, subleases, or other undertakings with respect to the Premises or any part thereof; (iii) make any commitments or representations to any applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Buyer or the Premises; or (iv) remove or permit the removal from the Premises of any Personal Property or any other item included in the Premises being conveyed to Buyer hereunder.

5.1.2            Seller shall repair and maintain the Premises, and deliver possession of the Premises to Buyer at Closing, in the same condition as on the Effective Date, ordinary wear and tear, casualty and condemnation excepted as provided in Section 13 hereof. Seller shall continue to maintain in full force and effect all permits and related items, and all of Seller’s insurance relating to the Premises or any part thereof.

5.1.3            Seller shall not mortgage or encumber the Premises or execute any easements, covenants, conditions or restrictions with respect to the Premises or seek any zoning change or other governmental approval with respect to the Premises without first obtaining Buyer’s prior written consent in each instance.

5.1.4            Seller shall (a) pay in a timely fashion all taxes and other public charges against the Premises, and (b) provide Buyer, within ten (10) days of receipt, with copies of any notices Seller receives with respect to any special assessments or proposed increases in the valuation of the Premises.

5.1.5            At Closing, Seller shall (a) execute the Lease, with Buyer or an affiliated or related entity thereof, as landlord, and Seller, as tenant, and (b) cause the Guarantor to execute the Guaranty.

5.1.6            Seller shall obtain and deliver to Buyer a fully completed and properly executed estoppel certificate on forms to be provided by Buyer (the “Estoppel Certificate”) from the Tenant with respect to the Lease in the form attached hereto as Schedule “C”.

6.            Closing.

6.1               The Closing of the purchase of the Premises (the “Closing”) shall take place via escrow at the offices of the Title Company on or prior to the expiration of the Review Period, or on such earlier or later date or in such other place or manner as Seller and Buyer may mutually agree (the “Closing Date”).

7.            Title and Conveyance.

7.1                Upon payment of the Purchase Price to Seller, as herein provided, Seller agrees to assign and convey to Buyer a good, marketable, fee simple title of the Premises, free and clear of all liens, encumbrances, easements and restrictions, except for the Permitted Encumbrances (as defined below).

7.2               Buyer shall, at Seller’s expense, order a commitment for title insurance (the “Title Commitment”) from Chicago Title Insurance Company (the “Title Company”). Buyer shall have until the date five (5) Business Days prior to the expiration of the Review Period (the “Title Review Period”), to examine the Title Commitment and Survey (as hereinafter defined), and to identify to Seller in writing those item(s), if any, which Buyer finds objectionable (the “Buyer Title Objection(s)”). Buyer shall provide the Survey to Seller within a reasonable period of time after Buyer’s receipt thereof, and following any revisions thereto (or shall deliver the same to Seller on the Effective Date, if it is later than Buyer’s receipt thereof). If Buyer fails to identify any objections during the Title Review Period, then all matters shown on the Survey and on Schedule "B" of the Title Commitment shall be deemed "Permitted Encumbrances." If Buyer makes any written objection during Title Review Period, then, within five (5) Business Days after Seller has received such written objection (the "Title Cure Period"), Seller shall notify Buyer in writing ("Seller’s Response Notice") that either (i) the Buyer Title Objections will not be cured (subject to the remaining terms of this Section 7), or (ii) Seller commits to cure or cause the Title Company to insure over such Buyer Title Objections. Seller shall have no obligation to expend any money, to incur any contractual or other obligations, or to institute any litigation in pursuing its efforts other than to remove at Closing all Voluntary Liens (defined below), and Buyer shall have no obligation to give Seller any notice of objection with respect to any Voluntary Liens (defined below). Notwithstanding anything contained in this Agreement to the contrary, Seller and Buyer hereby acknowledge and agree that Buyer automatically (i.e., without the need for further notice to Seller) objects to all mortgage liens, mechanic's liens, judgments and other monetary encumbrances of a definite and ascertainable amount (collectively, “Voluntary Liens”) and Seller hereby agrees to have any and all such Voluntary Liens satisfied and removed from the Premises at or before the Closing.

If Seller fails or elects not to cure an objection to title during the Title Cure Period, then Buyer, as its sole and exclusive remedies, shall have the right to either:

(i)            waive such objection and purchase the Premises, without reduction or abatement in the Purchase Price, in which event the waived objection shall be deemed to be a Permitted Encumbrance; or

(ii)            terminate this Agreement by notifying Seller within five (5) Business Days following Buyer’s receipt of Seller’s Response Notice (the “Buyer Response Period”), and in the event of such termination by Buyer, the Deposit shall be refunded by the Escrow Agent within three (3) Business Days to Buyer and all other rights and duties under this Agreement shall cease except for those matters which, by their terms, survive the termination of this Agreement.

Buyer’s failure to give notice of termination within the Buyer Response Period shall constitute Buyer’s waiver of any Buyer Title Objections that Seller is unwilling or unable to cure, and such Buyer Title Objections shall be deemed Permitted Encumbrances, and Closing shall occur as provided in this Agreement without any reduction of or credit against the Purchase Price on account of such uncured Buyer Title Objections.

7.3            Buyer has the right to obtain, at Seller’s expense in an amount not to exceed $4,500.00, a current ALTA survey dated or redated after the date of this Agreement, made by a land surveyor licensed by the State of Michigan showing the boundaries of the Premises, all buildings, improvements or other structures and all easements, rights-of-way, encroachments, other uses, other restrictions affecting the Premises, any roadways, walks, drives, utility lines, access to public streets and roads and other matters customarily shown on such surveys and certified to Buyer, Buyer’s counsel, Buyer’s title insurer, Buyer’s mortgage lender and the counsel and title insurer of any mortgage lender and such other persons as Buyer determines (the “Survey”).

8.            Representations and Warranties of Seller.

8.1.              Seller represents and warrants to Buyer that the statements contained in this Section 8 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing:

8.1.1            Seller is a duly formed and validly existing limited liability company, organized under the laws of the jurisdiction of its formation and is qualified under the laws of the jurisdiction of its formation to conduct business therein. Seller has the full legal right, power and authority to enter into this Agreement and all documents now or hereafter to be executed by Seller pursuant to this Agreement (collectively referred to as the “Seller’s Documents”), to perform all of the obligations of Seller contained herein and under the Seller’s Documents and to consummate the transaction contemplated hereby. Seller owns fee simple title to the Premises and is authorized to convey title to the Premises. This Agreement and the Seller’s Documents do not and will not violate or contravene any provision of the organizational documents of Seller. Guarantor is a duly formed and validly existing limited liability company, duly formed under the laws of the jurisdiction of its formation and is qualified under the laws of the jurisdiction of its formation to conduct business therein and Guarantor has the right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

8.1.2            No action, suit or other proceeding (including, but not limited to, condemnation actions) is pending or to Seller’s knowledge has been threatened that concerns or involves the Premises or Seller's or Guarantor’s interest in the Premises.

8.1.3            No portion of the Premises is occupied or used in any manner by any person or entity other than Seller and there are no leases, subleases, licenses, concessions, occupancy agreements or other agreements (written or oral) in effect with respect to the Premises. No person or entity has any right or option to purchase or otherwise acquire the Premises or any portion thereof; to Seller’s knowledge, no person or entity has any other rights with respect to the Premises. Neither the whole nor any portion of the Premises has been condemned, requisitioned or otherwise taken by any governmental entity.

8.1.4            The Seller does not use or occupy any real property (other than the Premises) in conjunction with its activities on the Premises, such as an offsite parking lot, access road or drainage area.

8.1.5            Seller has no knowledge of any violations of any laws, ordinances, orders, regulations or requirements of any federal, state, county or municipal authority or any insurance carrier ("Laws") affecting the Premises or any portion thereof (including, without limitation, Environmental Laws and the Americans with Disabilities Act) and Seller has not received any notices of violation thereof.

8.1.6            No work has been performed at the Premises, and no materials have been furnished to the Premises, which though not presently the subject of a lien might give rise to mechanics', materialmen's or other liens against Seller's interest in the Premises or any portion thereof.

8.1.7            To Seller’s knowledge and except as disclosed in the Delivery Items: (i) the Premises is zoned to permit the current use of same (including, without limitation, Seller’s proposed use under the Lease); (ii) there is no threatened change in the zoning classification of the Premises or any portion thereof; and (iii) there exists at the Premises parking for all existing improvements at the Premises in compliance with all Laws. The Premises is comprised of two (2) tax lots.

8.1.8            To Seller’s knowledge and except as disclosed in the Delivery Items: (i) all permits necessary for the operation of the Premises have been obtained and are in full force and effect; (ii) all fees payable in connection with such items have been paid in full; (iii) the Premises has been built and used in accordance with all applicable zoning, land use, environmental, building code, fire code, landlord and tenant, and other applicable Laws; (iv) the improvements included in the Premises do not constitute non-conforming structures, nor do the uses thereof constitute non-conforming uses under applicable Laws; and (v) no special exceptions or variances are required as conditions to the full use and occupancy of the Premises under such Laws.

8.1.9            Except for this Agreement, Seller has not entered into any contract to sell, encumber or lease the Premises or any part thereof and Seller will not do so during the term of this Agreement.

8.1.10            To Seller’s knowledge and except as disclosed in the Delivery Items: (i) there are no defects, structural or otherwise, in the design or construction of the improvements included as part of the Premises, including without limitation the roofs, mechanical systems and parking areas; and (ii) all systems within said improvements (including without limitation the mechanical, HVAC and electrical systems) are in good operating condition and require no special maintenance, repair or replacement. Seller has no knowledge, and has received no notices from governmental officials, insurance carriers or others, to the effect that the Premises (or any use thereof) is in violation of any Laws or was constructed other than in conformity with the plans and specifications and approved site plan therefor.

8.1.11            Except as disclosed in Seller’s Phase I Environmental Assessment Report dated February 7, 2022 and issued by NV5 Transactional Services: (1) the Premises is in full compliance with all applicable Environmental Laws (as hereinafter defined); (2) no Hazardous Substances (as hereinafter defined) have been released or are otherwise present, at, on, in, upon, beneath or about the Premises in a manner that (i) represents a violation of any Environmental Laws, (ii) requires reporting to any governmental authority or other third party, and/or (iii) otherwise serves as the basis for liability under Environmental Laws; (3) no activity upon the Premises has produced, and the Premises has not been used for the storage, treatment, generation, processing, handling, production or disposal of, any Hazardous Substances in buildings or other improvements, soil, groundwater or otherwise in a manner that (i) represents a violation of any Environmental Laws, (ii) requires reporting to any governmental authority or other third party, and/or (iii) otherwise serves as the basis for liability under Environmental Laws; (3) the Premises does not contain underground tanks of any type, whether empty, filled or partially filled with any substance or materials whatsoever; (4) neither Seller nor Guarantor has received any written request for information, notice, claim or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of Hazardous Substances on or in the vicinity of the Premises; (5) to Seller’s knowledge, no event has occurred with respect to the Premises, which with the passage of time or the giving of notice, or both, would constitute a violation of, non-compliance with, or liability under, any applicable Environmental Law; and (6) to Seller’s knowledge, there are no encumbrances (other than Permitted Encumbrances), claims, notices, orders or threats thereof relating to an alleged unauthorized release or presence of any Hazardous Substance at, on, in, upon, beneath or about the Premises (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Premises, or alleging any obligation under Environmental Laws. The term “Environmental Laws,” as used in this Agreement, shall mean collectively, all U.S. federal, national, state and local laws, statutes, rules, regulations, ordinances, codes, common law, directives, decisions, and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety, sanitation, zoning, land use, etc.), Hazardous Substances, and/or the protection of the environment or human health, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, and/or any other applicable Environmental Laws and/or the rules and regulations promulgated thereunder. For purposes hereof, “Hazardous Substances” shall mean and include, without limitation: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or governmental entity requires environmental investigation, monitoring or remediation.

8.1.12            No commission agreements are in effect with respect to the Premises or the Lease which will survive the Closing. Neither Seller nor Guarantor owes money for commissions related to the Premises or any current or past leases affecting the Premises, except as may be paid at the Closing by Seller. Except as may be paid at the Closing by Seller, no broker is entitled to any commission with respect to any leases affecting the Premises, or present or future renewal or expansion rights under any leases affecting the Premises.

8.1.13            To Seller’s knowledge, there are no special assessments affecting the Premises and there are no pending tax assessment proceedings affecting the Premises.

8.1.14            Except for the Permitted Encumbrances, Seller has good and marketable title to the Premises together with all improvements and fixtures thereon and all appurtenances and rights thereto.

8.1.15            Seller is not a “foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

8.2            The representations and warranties of Seller set forth in this Section 8 and elsewhere in this Agreement shall be true, accurate and correct upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing. The representations and warranties of Seller set forth in this Section 8 and elsewhere in this Agreement and/or the Seller’s Documents (but expressly excluding the Lease) (collectively, the “Seller Representations”) shall survive the Closing and the execution and delivery of the Deed (as defined herein) for a period of twelve (12) months (the “Survival Period”), provided that, notwithstanding anything contained herein to the contrary, the warranties contained in the Deed shall not terminate. Whenever a representation is qualified by the phrase “to the Seller’s knowledge”, “awareness of Seller”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representative, without independent investigation or inquiry. The Designated Seller Representative shall have no personal liability under this Agreement. The “Designated Seller Representative” is collectively (i) Scott Wright, who is the Senior Vice President and General Counsel of the Seller and/or its affiliates and (ii) Ian Switalski, who is the Senior Vice President and Brach Manager of the Seller and/or its affiliates.

8.3            Except as set forth herein, and including the representations and warranties herein given by Seller, Buyer agrees that the Premises shall be sold and that Buyer shall accept possession of the Premises at the time of the Closing strictly on an “as is, where is, with all faults” basis, and that, except as set forth herein, including the representations and warranties herein given by Seller, such sale shall be without any other representation or warranty of any kind by Seller, express or implied. Buyer acknowledges that (i) Buyer has had or will have, pursuant to this Agreement, an adequate opportunity to inspect the Premises and make such legal, factual and other inquiries and investigation as Buyer deems necessary, desirable or appropriate with respect to the Premises, and (ii) except as otherwise expressly set forth in this Agreement, including the representations and warranties herein given by Seller, neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, warranty, promise or statement, express or implied, to Buyer, or to anyone acting for or on behalf of Buyer, concerning the Premises or the condition, use or development thereof. Buyer represents that, in entering into this Agreement, Buyer has not relied on any representation, warranty, promise or statement, express or implied, of Seller, or anyone acting for or on behalf of Seller, other than as expressly set forth in this Agreement, including the representations and warranties herein given by Seller, and that Buyer shall purchase the Premises based upon Buyer’s own investigation and examination of the Premises. If Buyer elects (A) not to inspect the Premises, (B) to terminate this Agreement on or before the expiration of the Review Period, or (C) to proceed to Closing, such election will be made in Buyer’s absolute discretion, in reliance solely upon the tests, analyses, inspections and investigations that Buyer makes, or had the right to make and opted not, or otherwise failed, to make. This Section 8.3 shall survive the termination of this Agreement or the Closing.

8.4            No action or proceeding on the Seller Representations shall be valid or enforceable, at law or in equity, unless (a) Buyer first obtains actual knowledge of the breach after the Closing and provides written notice to Seller within the Survival Period and files suit against Seller no later than ninety (90) days after the Survival Period expires; and (b) the damage to Buyer on account of the breach (individually or when combined with damages from other breaches) equals or exceeds Ten Thousand and No/100 Dollars ($10,000.00) (the “Base Amount”), provided that once the Base Amount has been reached, Buyer shall be entitled to a first-dollar loss recovery without regard to the Base Amount. Furthermore, Buyer agrees that, from and after the Closing, the liability of the Seller under this Agreement, shall not exceed, in the aggregate, Two Hundred Thousand and No/100 Dollars ($200,000.00). Seller’s total liability with respect to a default by Seller for refusal or failure to convey the Premises shall not be governed by this Section but shall instead be governed by the terms and provisions of Section 14.2 of this Agreement. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NOTHING HEREIN SHALL BE CONSTRUED TO LIMIT BUYER’S RIGHTS UNDER COMMON OR STATUTORY LAW TO SEEK REIMBURSEMENT FROM SELLER FOR ANY LOSSES ARISING OUT OF SELLER’S INTENTIONAL MISREPRESENTATIONS OR FRAUD. FURTHER, AND NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED TO LIMIT SELLER’S LIABILITY UNDER THE LEASE (AS TENANT THEREUNDER) OR LIMIT BUYER’S RIGHTS UNDER THE LEASE OR THE GUARANTY (OR TO SEEK REIMBURSEMENT FROM SELLER OR GUARANTOR UNDER THE LEASE OR THE GUARANTY) AND IN NO EVENT SHALL BUYER BE PRECLUDED IN ANY WAY UNDER THE LEASE OR THE GUARANTY AS A RESULT OF THE LIMITATIONS, DISCLAIMERS OR OTHER PROVISIONS CONTAINED IN THIS AGREEMENT. If, prior to Closing, Buyer obtains actual knowledge that any representation or warranty of Seller in this Agreement is incorrect in any material respect, Buyer shall promptly notify Seller of such incorrectness. Upon receiving such notification, Seller shall have the right take such action as shall be necessary in order to render correct the representation or warranty which was incorrect. If Seller fails to notify Buyer within five (5) Business Days after receiving Buyer’s notice that Seller intends to take such action, then Buyer’s sole remedy shall be to terminate this Agreement by notice to Seller given within five (5) Business Days after the expiration of such ten (10) day period, in which case Buyer shall be entitled to the return of the Deposit, where upon no party shall have any further rights or obligations under this Agreement other than those that expressly survive termination of this Agreement; provided, however, in the event such representation and warranty is materially untrue, inaccurate or incorrect due to Seller’s willful action or omission, Buyer shall also be entitled to reimbursement by Seller for all actual out-of-pocket expenses incurred by Buyer in connection with this Agreement, but in no event to exceed $75,000.00.

8.5            Buyer represents and warrants to Seller that the statements contained in this Section 8.5 are correct and complete as of the Effective Date and will be correct and complete as of the Closing:

(a)            Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the state in which it was organized. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b)            To Buyer’s knowledge, there are no actions, suits or proceedings pending or, to the knowledge of Buyer, threatened, against or affecting Buyer which, if determined adversely to Buyer, would adversely affect its ability to perform its obligations hereunder. Buyer has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Buyer’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Buyer has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

(c)            To Buyer’s knowledge, neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Buyer, (2) any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Buyer is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(d)            To Buyer’s actual knowledge, no authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Buyer of this Agreement or the performance of its obligations hereunder.

(e)            To Buyer’s actual knowledge, Buyer is not a person or entity with whom US persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any similar statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

There shall be no personal liability on the part of any officer or employee of Buyer on account of any breach of any representation or warranty made by Buyer herein.

This Section 8.5 shall survive the termination of this Agreement or the Closing for a period of twelve (12) months.

9.            Conditions to Closing

9.1            Buyer's obligations to close hereunder, in addition to any and all other applicable conditions set forth in this Agreement, shall be subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Buyer in writing:

9.1.1            Seller shall have complied in all material respects with all obligations and covenants required by this Agreement to be complied with by Seller as of the Closing Date.

9.1.2            The representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made, and shall be true in all material respects on the Closing Date.

9.1.3            Prior to the Closing, Seller shall have continued to maintain, operate and manage the Premises, or cause same to be done, in the same manner that Seller has heretofore maintained, operated and managed the Premises, or caused same to be done.

9.1.4            No condemnation or similar action or proceeding shall have been threatened or instituted against the Premises or any portion thereof.

9.1.5            Seller shall have executed the Lease and shall have caused Guarantor to execute the Guaranty.

9.1.6            Seller shall have furnished Buyer with the Estoppel Certificate.

9.2            Seller shall use commercially reasonable and good faith efforts to cause all of Buyer's conditions to Closing to be satisfied by the Closing Date. The failure of any condition precedent to Buyer’s obligations to purchase the Premises shall not constitute a default under this Agreement by Seller, unless caused by the act or omission of Seller. If any of Buyer's conditions to Closing have not been satisfied or waived by Buyer in its sole discretion by the scheduled date of Closing, Buyer shall have the right to either (i) terminate this Agreement and require a prompt refund of the Deposit or (ii) extend the Closing Date for up to thirty (30) days to allow Seller an opportunity to satisfy all such conditions to Closing. The parties acknowledge that the contingencies set forth in this Section 9 are for the sole benefit of Buyer and Buyer may unilaterally waive such contingencies.

9.3            Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 9.3 on or before the Closing Date. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer.

(a)                Buyer shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing; and

(b)               On the Closing Date, the representations and warranties of Buyer set forth in this Agreement shall be true, accurate and complete.

10.            Provisions with Respect to Closing.

10.1         At Closing, Seller shall deliver to Buyer the following documents, duly executed and acknowledged:

10.1.1            a special warranty deed to the Premises in a customary form, subject only to the Permitted Encumbrances, duly executed by Seller and acknowledged and in proper form for recording with state, county or other local transfer taxes paid by Seller (the “Deed”);

10.1.2            the Lease and the Guaranty;

10.1.3            the Estoppel Certificate;

10.1.4            a bill of sale in a customary form reasonably acceptable to Buyer, duly executed by Seller, transferring to Buyer any Personal Property included within the Premises, containing warranties that Seller is the absolute owner thereof and that it is free and clear of all liens, charges and encumbrances and that Seller has full right, power and authority to sell the Personal Property and to execute and deliver the bill of sale and that Seller makes no other warranties express or implied;

10.1.5 a certificate of Seller’s Non-Foreign Status;

10.1.6            all keys to all locks on the Premises;

10.1.7            to the extent in Seller’s possession or control, copies of all operating records relating to the Premises; and to the extent in Seller’s possession or control, originals, or copies if Seller does not have originals, of any permits, warranties or plans or specifications related to the Premises;

10.1.8 such evidence or affidavits as may be reasonably required by the Title Company regarding the status of title and the authority of the persons executing the various documents on behalf of Seller in connection with the transactions contemplated hereby; and

10.1.9 a certification by Seller that the representations and warranties contained in Section 8 remain true and valid as of the Closing Date;

10.1.10 certificates of insurance from Seller in accordance with the terms of the Lease naming Buyer (or a related or affiliated entity thereof), Buyer’s property manager and Buyer’s lender (if any) as additional insureds; and

10.1.11            all other documents Seller is required to deliver pursuant to the provisions of this Agreement and any additional documents reasonably required in connection with this Agreement.

10.2         At Closing, Buyer shall deliver to Seller the balance of the Purchase Price in accordance with Section 2.1.

10.3            Buyer and Seller shall each execute and deliver at Closing applicable state and local conveyance tax forms and Buyer and Seller shall mutually execute and deliver to each other a closing statement in customary form, acceptable to both parties.

10.4            At Closing, Buyer (or Buyer’s assignee taking title to the Premises) and Seller shall execute and deliver that certain Lease Agreement whereby Buyer (or Buyer’s assignee taking title to the Premises), as landlord, leases the Premises to Seller, as tenant (the “Lease”), in the form of which is attached hereto as Schedule “B” and made a part hereof and shall also deliver proof of insurance and other items required of Seller as tenant under the Lease. The Lease and the obligations of Seller, as tenant, thereunder shall be guaranteed by Guarantor. Seller hereby agrees to cause Guarantor to execute the Guaranty attached to the Lease as Exhibit B at the Closing (the “Guaranty”).

10.5            At the Closing, Buyer shall deliver the following items:

(a)            immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and plus or minus any adjustments, credits or prorations provided for herein) and Buyer’s share of all escrow costs and closing expenses;

(b)            such documents and instruments required by the Title Company in order to issue the owner’s policy of title insurance, and such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Premises; and

(c)            Such other commercially reasonable documents Buyer is required to deliver as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

11.            Prorations and Expenses. The following items shall be apportioned as of 11:59 P.M. of the day immediately preceding the Closing Date:

11.1            At Closing, Seller shall pay prorated rent for the first month under the Lease (or Buyer may take such payment as a credit at Closing). At the Closing, Seller shall have caused all real property taxes and assessments with respect to the Premises to be fully paid with no amounts past due. Since Seller, as the tenant, will be responsible for all such real property taxes and assessments following the Closing under the terms of the Lease, such taxes and assessments for periods after the Closing will not be adjusted between the Buyer and the Seller. Taxes, sewer rents and pure water charges on the basis of the fiscal year for which assessed shall be current and evidence of current payments shall be provided to Buyer at the Closing.

11.2            Services for electricity, gas, water, refuse collection and other utilities or services in Seller’s name shall be read and/or made on the Closing Date, and such final bills shall be paid by Seller so that all such utility and services charges shall be current at the time of Closing; provided, however, that to the extent any such services or utilities are in Seller’s name and shall remain in Seller’s name after the Closing and pursuant to the Lease, such services and utilities shall not be prorated, but rather, shall be paid in accordance with the terms of the Lease, including, without limitation, any such past due utility and service charges, which shall be Seller’s responsibility following the Closing and Seller shall provide evidence of payment of same. The obligations of Seller as tenant set forth in Section 11 shall survive the Closing.

11.3         Seller shall pay all costs of discharging any existing mortgages or other liens related to the Premises, all costs of obtaining and recording any necessary title curatives and the full cost of all tax and recording fees on any documents relating to the transfer of Seller’s right, title and interest in and to the Premises and the transfer herein contemplated (including, without limitation, any transfer tax owed). Seller shall pay the cost of the Title Commitment, the Survey (in an amount not to exceed $4,500.00), the searches as set forth in Section 7 and for the cost of Buyer’s ALTA owner’s policy of title insurance for the Premises in the amount of the Purchase Price with extended coverage over the pre-printed exceptions. Buyer shall be responsible for all costs related to the Survey (to the extent the same exceed the amount of $4,500.00), any loan obtained by Buyer in connection with the purchase of the Premises (including any premium for any loan title insurance policy and endorsements thereto and any appraisal, Phase I environmental report, property condition report and other due diligence expenses), any money lender’s escrow charges and fees, and any elective endorsements to the owner’s policy of title insurance. Each party shall pay fifty percent (50%) of the escrow charges of the Title Company in connection with the Closing of this transaction. Each party shall pay their respective attorneys’ fees. All other Closing costs shall be paid for in accordance with local custom in the City of Pontiac, Oakland County, for commercial properties.

12.            Brokerage.

12.1         Seller and Buyer each represent and warrant to the other that they have not dealt with any broker or other intermediary to whom a fee or commission is payable in connection with or relating to the sale and purchase of the Premises other than Cresa Global Inc. (the “Broker”). Seller shall be responsible for all commissions payable to the Broker and Buyer shall have no responsibility or liability in connection therewith. Seller and Buyer hereby agree to defend, indemnify and hold the other harmless from and against any and all liability, claim, charge or damages, including without limitation, counsel fees and court costs, incurred by the other as a result of any breach of the foregoing representations and obligations. The provisions of this Section 12 shall survive the Closing.

13.            Risk of Loss.

13.1         Eminent Domain

13.1.1            In the event prior to Closing of a taking by condemnation or eminent domain or the commencement of any such proceedings prior to Closing, with respect to all or a material part of the Premises, as reasonably determined by the parties, Buyer shall have the right, at Buyer's option, to terminate this Agreement by giving written notice to Seller within twenty (20) days after Buyer receives written notice of such proceedings, in which event the Deposit shall be refunded to Buyer within three (3) Business Days. If Buyer does not so terminate this Agreement, this Agreement shall remain in full force and effect, the Purchase Price for the Premises shall be as set forth herein and at the Closing Seller shall assign to Buyer all rights of Seller in and to any awards or other proceeds payable by reason of any such taking.

13.1.2            Seller agrees to notify Buyer of any condemnation or eminent domain proceedings within five (5) days after Seller learns of such proceedings. Until Closing or the termination of this Agreement, any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings, shall be conducted with the joint approval and consent of the Seller and the Buyer.

13.2         Fire or other casualty

13.2.1            The risk of loss or damage to any of the improvements or property on the Premises by fire, vandalism or other casualty or hazards from the date hereof to and including the date of the Closing shall be on the Seller. In the event of any such loss Seller shall notify Buyer of such fact and for any loss that will exceed a cost of $100,000.00 to repair or restore, the Buyer may elect to either cancel this Agreement and the Deposit shall be returned to Buyer within three (3) Business Days, or Buyer may purchase the Premises notwithstanding the loss or damage and the Buyer shall accept an assignment of the proceeds of the insurance payable by reason of the loss or damage (together with a credit against the Purchase Price in the amount of Seller's deductible and provided that Seller confirms its obligation to undertake such repairs pursuant to, and in accordance with, the terms of the Lease). Seller represents that the improvements on the Premises are presently insured against fire losses, with extended coverage for their full replacement cost in accordance with valid insurance policies. Seller agrees to maintain said insurance between the date hereof and the Closing Date, and to transfer to Buyer at the Closing the proceeds of any insurance payable by reason of any loss or damage to said improvements during such period, or the right to receipt thereof.

14.            Default by Buyer or Seller; Termination of Agreement.

14.1         Buyer's Default.

Should Buyer default on its obligations provided herein then Seller shall so notify Buyer in writing specifying the nature of the default. Buyer shall have five (5) Business Days from the date of such notice to cure the default. If Buyer fails to cure said breach within said five (5) Business Day period or otherwise resolve the matter to Seller’s reasonable satisfaction, Seller shall have the option to cancel this Agreement upon notice to Buyer and upon such cancellation, the Deposit shall be retained by Seller as liquidated damages. The retention of the Deposit shall be Seller's sole and exclusive remedy in the event of default by Buyer and shall be in lieu of any and all other legal and equitable remedies otherwise available to Seller and Seller hereby waives any other rights or remedies Seller may have against Buyer. In the event of a valid termination by Seller pursuant to this Section 14.1, this Agreement shall terminate and the parties hereto shall be released from any further obligations hereunder each to the other except for those matters which, by their terms, survive the termination of this Agreement. This Section 14.1 shall not limit the liability of Buyer under its obligations contained in Section 4 and 12.1 of this Agreement.

14.2         Seller's Default.

In the event Seller fails to perform or observe any of the covenants or obligations to be performed or observed by Seller under this Agreement at or prior to Closing, Buyer’s sole and exclusive remedies shall be entitled to either (a) terminate this Agreement by delivery of written notice to Seller, receive prompt return of the Deposit and have Seller reimburse Buyer within five (5) days after such termination for all documented out of pocket expenses incurred by Buyer in connection with the purchase of the Premises pursuant to this Agreement, not to exceed $75,000.00 (b) pursue an action for specific performance, or (c) waive such default and proceed to Closing without any reduction in the Purchase Price. If Buyer elects to seek specific performance but specific performance is not available to Buyer, then Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller, receive a prompt refund of the Deposit and Seller shall reimburse Buyer within five (5) days after such termination for all expenses incurred by Buyer in connection with the purchase of the Premises pursuant to this Agreement, not to exceed $75,000.00. In the event of a valid termination by Buyer pursuant to this Section 14.2, this Agreement shall terminate and the parties hereto shall be released from any further obligations hereunder each to the other except for those matters which, by their terms, survive the termination of this Agreement. This Section 14.2 shall not limit the liability of Seller under its obligations contained in Section 8 and 12.1 of this Agreement.

15.            Entire Agreement.

15.1            This is the entire agreement between the parties and there are no other terms, obligations, covenants, representations, or conditions, oral or otherwise, of any kind, whatsoever. Any agreement hereafter made shall be ineffective to change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought.

16.            Notices.

16.1            All notices, requests and other communications under this Agreement shall be in writing and shall be delivered personally, or shall be sent by overnight mail or by certified mail return receipt request, or by electronic mail, to the address of each party set forth herein with a copy, addressed as follows:

If intended for Seller,
to be sent to:	Limbach company, llc
926 Featherstone Street
Pontiac, Michigan 48342
Attention: ________________
Email:

With a copy to:
Burke, Warren, MacKay, Serritella, P.C.
330 N. Wabash Avenue, Suite 2100
Chicago, Illinois 60611
Attention: Rachel D. Wanroy and Stephen R. Schuster
Email: rwanroy@burkelaw.com and sschuster@burkelaw.com

If intended for Buyer,
to be sent to:	ROYAL OAK ACQUISITIONS LLC
600 East Avenue, Suite 200
Rochester, New York 14607
Attention: Bruce E. Bender
Email: bbender@royaloakrealtytrust.com

With a copy to:	Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: John A. Anderson, Esq.
Email: janderson@hselaw.com

or such other address of which Seller or Buyer shall have given notice as herein provided. Notices hereunder shall be sufficient if given by counsel to the parties as set forth above and notices received by counsel for a party shall be deemed received by the party so represented. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof on the third day after mailing, or on the date of actual receipt so long as, with respect to electronic mail, receipt is confirmed by an electronic response by the receiver.

17.            Miscellaneous.

17.1            Buyer or Seller may elect to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, for fee title in the Premises which is the subject of this Agreement. Buyer and Seller each expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031 (k)-1(g)(4) at any time on or before the Closing Date. Each party shall cooperate with the other party in effectuating any such exchange, so long as there is no cost to the counterparty required by such cooperation.

17.2            The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

17.3            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives and assigns.

17.4            Buyer may at any time assign its interests in this Agreement, without Seller’s consent, to an affiliated entity to be formed for the purpose of consummating the transactions contemplated by this Agreement. Following such assignment by Buyer, the assignor and assignee shall remain jointly and severally liable under this Agreement.

17.5            This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same Agreement. This Agreement may be executed by facsimile, portable document format or other electronic means, and any counterpart executed and delivered by such electronic means shall be binding as an original.

17.6            All pronouns and nouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. Persons signing in a representative capacity individually warrant their authority to do so.

17.7            No delay or omission by either party hereto in exercising any right shall impair any such right or be construed to be a waiver of such right.

17.8            This Agreement shall be governed by the laws of the State of Michigan. Any lawsuit arising out of or otherwise relating to the subject matter of this Agreement shall be brought in state or federal court in Oakland County, Michigan, and Seller and Buyer each hereby consent to the jurisdiction and venue of such courts.

17.9            Partial invalidity of this Agreement shall not render the remainder of this Agreement unenforceable.

17.10            Time is of the essence for the purposes of this Agreement.

17.11            If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday in the State of Michigan, then such time period will be automatically extended through the close of business on the next regularly scheduled Business Day. For purposes of this Agreement, a “Business Day” shall mean any day which is not a Saturday, Sunday or legal or bank holiday in the State of Michigan.

17.12            The parties each agree to do, execute, acknowledge and deliver all such further acts, commercially reasonable instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby. The provisions of this section shall survive the Closing.

17.13            In the event any provision or portion of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder hereof, and the remaining provisions shall continue in full force and effect to the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part hereof.

17.14            This Agreement (including the documents, instruments and agreements referred to in this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder.

17.15            All exhibits mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

BUYER:

ROYAL OAK ACQUISITIONS LLC
a New York limited liability company

By:	Royal Oak Realty Trust (Operating Company) LLC, Sole Member

	By:	Royal Oak Realty Trust Inc., Manager

		By:	/s/ Bruce E. Bender
Bruce E. Bender, Vice-President

SELLER:

Limbach company, llc,
a Delaware limited liability company

By:	/s/ Jayme Brooks
Name:	Jayme Brooks
Title:	EVP & CFO

GUARANTOR:

(IN ACKNOWLEDGEMENT OF THE GUARANTOR PROVISION CONTAINED IN SECTION 10.4 OF THE AGREEMENT)

Limbach FACILITY SERVICES, llc,
a Delaware limited liability company

By:	/s/ Jayme Brooks
Name:	Jayme Brooks
Title:	EVP & CFO

ESCROW AGENT (IN ACKNOWLEDGEMENT OF THE PROVISIONS SET FORTH IN SECTION 2.1.2 OF THIS AGREEMENT):

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Val E. Juve
Name:	Val E. Juve
Title:	Vice President

Schedules Omitted from Purchase Agreement

Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Limbach Holdings, Inc. agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

List of Omitted Schedules

Schedule “A” - Legal Description of the Premises

Schedule “B” - Form of Lease and Guaranty

Schedule “C” - Form of Estoppel

Schedule D - List of the Delivery Items

Schedule “1.2.2” - Excluded Items